SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                                (Amendment No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ] Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to s. 240.14a-11(c) or s. 240.14a-12



                       Liberty Financial Companies, Inc.
                       ---------------------------------
               (Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

[LIBERTY LOGO] LIBERTY
               FINANCIAL

600 Atlantic Avenue
Boston, MA 02210
617-722-6000



                       LIBERTY FINANCIAL COMPANIES, INC.


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                 May 10, 1999

To the Stockholders of
 LIBERTY FINANCIAL COMPANIES, INC.

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Liberty Financial Companies, Inc. will be held in Room AV-1 on the third floor of The Federal Reserve Bank of Boston at 600 Atlantic Avenue, Boston, Massachusetts, on Monday, May 10, 1999, at 11:00 a.m. (the "Meeting"), for the following purposes, all as set forth in the attached Proxy Statement:

   (1) To elect four Directors for new three-year terms expiring at the 2002 Annual Meeting of Stockholders; and

   (2) To transact such other business as may properly come before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on March 19, 1999 as the record date for the Meeting.

     It is important that your shares be represented at the Meeting regardless of the number of shares you may hold. Please complete, sign and date the enclosed form of proxy and return it promptly in the enclosed envelope which requires no postage if mailed within the United States.

                                        By Order of the Board of Directors,

                                        /s/ John A. Benning

                                        John A. Benning
                                        Clerk

Boston, Massachusetts
April 5, 1999

[LIBERTY LOGO] LIBERTY
               FINANCIAL

Liberty Financial Companies, Inc.
600 Atlantic Avenue
Boston, MA 02210-2214

                                                                   April 5, 1999

To my fellow Stockholders:

     I am pleased to invite you to attend the 1999 Annual Meeting of Stockholders of Liberty Financial Companies, Inc. The Meeting will be held on Monday, May 10, 1999, at 11:00 a.m. in Room AV-1 on the third floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement set forth the business to be presented at this year's Meeting and certain other information about Liberty Financial and its officers and directors.

     If you plan to attend the Meeting, please bring a form of personal identification with you and, if you are acting as proxy for another, please bring written confirmation from the record owner that you are acting as proxy.

     Whether or not you expect to attend the meeting, please sign and date the enclosed form of proxy and return it promptly in the accompanying envelope to ensure that your shares will be represented. If you attend the Meeting, you may withdraw any proxy previously given and vote your shares in person.

                                        Cordially,

                                        /s/ Kenneth R. Leibler

                                        Kenneth R. Leibler
                                        President and
                                         Chief Executive Officer

[LIBERTY LOGO] LIBERTY
               FINANCIAL

600 Atlantic Avenue
Boston, MA 02210
617-722-6000



                       LIBERTY FINANCIAL COMPANIES, INC.


                                PROXY STATEMENT
                                    FOR THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 1999

     This Proxy Statement, with the accompanying proxy card, is being mailed to Stockholders on or about April 5, 1999 and is furnished in connection with the solicitation of proxies by the Board of Directors of Liberty Financial Companies, Inc. ("Liberty Financial" or the "Company") to be used at the 1999 Annual Meeting of Stockholders to be held on May 10, 1999 (and any adjournment thereof) (the "Meeting").

                              VOTING INFORMATION

     The Board of Directors has established March 19, 1999 as the record date for the Meeting (the "Record Date"). Holders of shares of Liberty Financial's Common Stock, $.01 par value ("Common Stock"), and holders of Liberty Financial's Series A Convertible Preferred Stock, $.01 par value ("Preferred Stock"), whose names appeared of record at the close of business on the Record Date will be entitled to vote at the Meeting. On that date, 46,675,377 shares of Common Stock and 324,759 shares of Preferred Stock were issued and outstanding. Each issued and outstanding share of Common Stock will be entitled to one vote on each matter to be voted on at the Meeting. Each issued and outstanding share of Preferred Stock will be entitled to 1.58385 votes (i.e., the number of shares of Common Stock into which one share of Preferred Stock was convertible on the Record Date) per share on each such matter. The Common Stock and the Preferred Stock will vote together as a single class on those matters presented for approval at the Meeting. Shares of Common Stock and Preferred Stock can be voted only if the owner of record is present to vote or is represented by proxy.

     If you sign, date and return the enclosed proxy card in time for the Meeting and do not subsequently revoke it, your shares will be voted in accordance with your instructions as marked in the spaces provided for such purpose. If no instructions are specified, your shares will be voted FOR the election of the nominees for Director.

     You may revoke your proxy at any time before it is exercised by returning to Liberty Financial another properly signed proxy representing such shares and bearing a later date or by otherwise delivering a written revocation to the following address: Proxy Services, Boston EquiServe, P.O. Box 9379, Boston, Massachusetts 02205-9956. A Stockholder attending the Meeting may vote in person even though he or she may have previously filed a proxy.

     The holders of a majority in interest of the combined voting power of the Common Stock and the Preferred Stock issued, outstanding and entitled to vote at the Meeting are required to be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. The election of nominees for Director will be decided by a plurality of the votes cast at the Meeting. Abstentions and broker non-votes will be treated as shares present or represented at the Meeting for quorum purposes. On each proposal considered at the Meeting, abstentions will have the effect of negative votes, while broker non-votes will not be treated as votes cast and therefore will not be counted in calculating a plurality.

     As of the Record Date, Liberty Mutual Insurance Company ("Liberty Mutual") owned beneficially shares of Common Stock representing approximately 71.0% of the combined voting power of the Common Stock and the Preferred Stock. Liberty Mutual's subsidiary, LFC Management Corporation, has indicated that it will vote its shares in favor of each item proposed for approval by the Board of Directors at the Meeting.

                             ELECTION OF DIRECTORS

                                (Proxy Item 1)

     There are currently 18 members of the Board of Directors, divided into three classes with terms expiring at the 1999, 2000 and 2001 Annual Meetings, respectively. Four Directors whose terms expire in 1999, David F. Figgins, John
B. Gray, Raymond H. Hefner, Jr. and Stephen J. Sweeney, are retiring and will not stand for reelection. The Board of Directors has fixed the number of Directors in such class at four and nominated the Directors set forth below for reelection at the Meeting for three-year terms of office that will expire at the 2002 Annual Meeting. After the 1999 Annual Meeting, the Board of Directors will consist of 14 members.

     Each Director will continue in office until the Director's term expires and until his successor is elected and qualified or until his death, resignation or removal.

     Management has made inquiries and believes that each of the nominees will be willing and able to serve if elected. If any of the nominees shall be unwilling or unable to serve, discretionary authority is reserved to vote for a substitute chosen by the Board of Directors, or the Board of Directors may reduce the number of Directors.

     All of the Director nominees and the Directors whose terms of office expire in 2000 and 2001 are listed below with their principal occupations for the last five years.

                       Nominees For Election As Directors
              Terms Expire at the 2002 Annual Stockholders' Meeting

WILLIAM F. CONNELL        Chairman and Chief Executive Officer of Connell Limited Partnership, a
 Age 60                   manufacturer of industrial products and metals recycler; Director of
 Director since           BankBoston Corporation, Harcourt General, Inc., Liberty Mutual, and
 February, 1999           Liberty Mutual Fire Insurance Company ("Liberty Fire"), an affiliate of
                          Liberty Mutual.

PAUL J. DARLING, II       Chairman, President and Chief Executive Officer of Corey Steel Company,
 Age 61                   a manufacturer of cold finished steel bars and a metal service center;
 Director since 1991      Director of Liberty Mutual, Liberty Fire and Unisource Worldwide, Inc.

THOMAS J. MAY             Chairman, President and Chief Executive Officer of Boston Edison
 Age 51                   Company since 1994; prior thereto President and Chief Operating Officer
 Director since 1998      thereof; Director of BankBoston Corporation, Boston Edison Company, Liberty
                          Mutual and Liberty Fire.

DR. KENNETH L. ROSE       President and Chief Executive Officer of Henkels & McCoy, Inc., a
 Age 62                   privately held engineering and construction company; Director of Liberty
 Director since           Mutual and Liberty Fire.
 February, 1999

                         Directors Continuing in Office
              Terms Expire at the 2000 Annual Stockholders' Meeting

MICHAEL J. BABCOCK        Private investor; President and Chief Operating Officer of Leslie Fay
 Age 57                   Companies, Inc., an apparel manufacturer, from 1993 to 1995; Director
 Director since 1991      of Liberty Mutual, Liberty Fire and HRDQ, Inc.

GARY L. COUNTRYMAN        Chairman (since 1991) and Chief Executive Officer (from 1986 until
 Age 59                   April, 1998) of Liberty Mutual and Liberty Fire; Director of Liberty Mutual
 Director since 1991      and certain of its affiliates, BankBoston Corporation, Boston Edison
                          Company, Harcourt General, Inc. and Unisource Worldwide, Inc.

JOHN P. HAMILL            President of Fleet Bank of Massachusetts, N.A.; Director of Liberty
 Age 59                   Mutual and Liberty Fire.
 Director since 1991

MARIAN L. HEARD           President and Chief Executive Officer of the United Way of Massachusetts
 Age 58                   Bay and Chief Executive Officer of the United Ways of New England; Director
 Director since 1994      of Liberty Mutual and Liberty Fire and a Director or Trustee of numerous national and local non-profit organizations.

SABINO MARINELLA          Retired; Chief Executive Officer of Liberty Financial prior to 1995;
 Age 69                   Vice Chairman of Liberty Financial from January, 1995 to December, 1997.
 Director since 1990

                         Directors Continuing in Office
              Terms Expire at the 2001 Annual Stockholders' Meeting

GERALD E. ANDERSON        Retired; from 1974 until his retirement in 1992, President, Chief
 Age 67                   Executive Officer and Trustee of Commonwealth Energy System, a public
 Director since 1991      utility holding company; Director of Liberty Mutual and Liberty Fire.

EDMUND F. KELLY           President and Chief Executive Officer of Liberty Mutual and Liberty
 Age 53                   Fire since April, 1998, President and Chief Operating Officer prior thereto;
 Director since 1992      Director of Liberty Mutual and certain of its affiliates.

KENNETH R. LEIBLER       Chief Executive Officer of Liberty Financial since January 1, 1995; President
 Age 50                  of Liberty Financial since August, 1990; Chief Operating Officer from August,
 Director since 1991     1990, to December, 1994; Director of Keyport Life Insurance Company, an
                         indirect wholly-owned subsidiary of Liberty Financial, ISO New England, Inc.
                         and the Boston Stock Exchange.

RAY B. MUNDT             Chairman and Chief Executive Officer of Unisource Worldwide, Inc., a paper
 Age 70                  supply and systems company, since August, 1996; prior thereto Chairman and
 Director since 1991     (prior to September, 1993) Chief Executive Officer of Alco Standard
                         Corporation, a distributor of paper packaging products and office equipment;
                         Director of Liberty Mutual, Liberty Fire, Alco Standard Corporation,
                         Corestates Bank, Nocopi Technologies, Inc. and Unisource Worldwide, Inc.

GLENN P. STREHLE         Treasurer Emeritus and Advisor to the Chairman and President of the
 Age 63                  Massachusetts Institute of Technology since January, 1999; Treasurer of MIT
 Director since 1991     (and Vice President from 1986 and Vice President for Finance from June, 1994)
                         from 1975 through 1998; Director of Liberty Mutual, Liberty Fire and
                         BankBoston Corporation and a Trustee of Property Capital Trust.

                  1998 Meetings And Standard Fee Arrangements

     1998 Meetings. During 1998, the Board of Directors held six meetings. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and an Investment Committee. No member of the Audit Committee or the Compensation Committee is an employee of Liberty Financial or its subsidiaries.

     Executive Committee. The Executive Committee has and may exercise all the powers of the full Board of Directors, except as otherwise limited by Massachusetts corporation law or Liberty Financial's Restated Articles of Organization or Restated By-laws. The Executive Committee did not meet in 1998. As of the date of this Proxy Statement, its members were Messrs. Countryman (Chairman), Leibler, Kelly, Marinella and Strehle.

     Audit Committee. The Audit Committee is responsible for obtaining and reviewing independent analyses of Liberty Financial's accounting policies and procedures, financial controls and financial information provided to the Board of Directors. The Audit Committee makes reports and recommendations to the Board of Directors, at least annually, with respect to such reviews, including matters such as: accounting records, practices and procedures; the annual appointment of outside auditors, together with the scope, adequacy, cost and results of the annual audit and the relationship between management and such outside auditors; the scope and adequacy of internal audit procedures; controls for disbursement procedures and asset safekeeping; and such other matters as the Board of Directors may request.

     The Audit Committee held three meetings in 1998. As of the date of this Proxy Statement, its members were Ms. Heard and Messrs. Figgins, Gray, May, Strehle and Sweeney (Chairman).

     Compensation Committee. The Compensation Committee (i) reviews and approves all director and management compensation, including salaries, incentive compensation, pension and fringe benefit policies and procedures and
(ii) administers Liberty Financial's employee benefit plans.

     The Compensation Committee held three meetings in 1998. As of the date of this Proxy Statement, its members were Messrs. Countryman, Darling, Babcock, Hamill, Kelly and Mundt (Chairman). The Compensation Committee has established a sub-committee consisting of each member of the Committee other than Messrs. Countryman and

Kelly, who for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") are not considered to be non-employee directors of Liberty Financial. This subcommittee has exclusive authority for approving transactions involving equity securities of the Company (including acquisitions [such as grants and other awards] and dispositions [such as redemptions and other repurchases]) under benefit plans administered by the Committee involving persons subject to the provisions of Section 16 under the Exchange Act with respect to equity securities of Liberty Financial.

     In 1998, each incumbent Director attended at least 75% of the total number of meetings of the Board of Directors and the Committees of the Board on which he or she served while he or she was in office.

     Investment Committee. The Board of Directors appointed an Investment Committee in February, 1999. The purpose of the Investment Committee is to review the investment policies and activities of the Investment Committee of the Company's subsidiary, Keyport Life Insurance Company. As of the date of this Proxy Statement, the members of the Investment Committee were Messrs. Leibler, Countryman, Anderson, Darling, Hamill, Kelly and Strehle.

     Fee Arrangements. Directors who are officers or employees of Liberty Financial, Liberty Mutual or their affiliates receive no compensation for their service as Directors of Liberty Financial. Each member of the Board of Directors who is not an officer or employee of Liberty Financial, Liberty Mutual or their affiliates is paid by Liberty Mutual a retainer at a rate of $30,000 per annum. Liberty Financial pays each such director a $200 fee for each Board or Committee meeting attended.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS


                                 Common Stock

     The following table sets forth certain information with respect to the beneficial ownership of Common Stock by Liberty Mutual (the only person or entity known to Liberty Financial to be the beneficial owner of 5% or more of Liberty Financial's Common Stock), each executive officer of Liberty Financial named in the summary compensation table appearing elsewhere in this Proxy Statement, each Director of Liberty Financial who owns beneficially any shares of Common Stock, and all Directors and executive officers as a group, in each case as of March 19, 1999. Except as noted in the footnotes to such table, based on information provided by such persons, each holder of Common Stock has or will have sole voting and investment power with respect to the shares of Common Stock set forth below. Unless otherwise indicated below, the address of each such person is: c/o Liberty Financial Companies, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

                                                                              Shares
                                                                               Owned
Name                                                                       Beneficially     Percentage(1)
----                                                                      --------------   --------------
Liberty Mutual Insurance Company
 175 Berkeley Street
 Boston, MA 02117 .....................................................     33,526,002          71.8%
Kenneth R. Leibler(2) .................................................        526,262           1.1%
C. Allen Merritt, Jr.(2) ..............................................        150,422             *
John A. Benning(2) ....................................................        128,767             *
Lindsay Cook(2) .......................................................        110,602             *
Stephen E. Gibson(2) ..................................................         46,501             *
Gerald E. Anderson ....................................................          1,000             *
William F. Connell ....................................................          1,500             *
Paul J. Darling II ....................................................          1,500             *
John B. Gray ..........................................................            300             *
Sabino Marinella(3) ...................................................        362,889             *
Glenn P. Strehle ......................................................            750             *
Stephen J. Sweeney ....................................................            150             *
All executive officers and Directors as a group (27 persons)(4) .......      1,574,699           3.3%

------------
* Less than 1%.

(1) Percentages are calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act. Such calculations assume, for each person and group, that all shares which may be acquired by such person or group pursuant to options presently exercisable or which become exercisable within 60 days following March 19, 1999 are outstanding for the purpose of computing the percentage of Common Stock owned by such person or group. However, those unissued shares of Common Stock are not deemed to be outstanding for the purpose of calculating the percentage of Common Stock owned by any other person.

(2) Includes options to purchase shares of Common Stock which are presently exercisable or which become exercisable within 60 days following March 19, 1999 in the following amounts: 427,308 shares exercisable by Mr. Leibler; 117,266 shares exercisable by Mr. Merritt; 79,889 shares exercisable by Mr. Benning; 75,902 shares exercisable by Mr. Cook; and 34,751 shares exercisable by Mr. Gibson.

(3) Includes options to purchase 93,317 shares, all of which are vested and fully exercisable.

(4) Includes (without duplication), (i) the option shares referenced in notes 2 and 3 above and (ii) options to purchase an additional 189,449 shares of Common Stock held by other executive officers which are presently exercisable or which become exercisable within 60 days following March 19, 1999.


                                Preferred Stock

     The table below sets forth certain information with respect to the beneficial ownership of Preferred Stock by each person or entity known to Liberty Financial to be the beneficial owner of more than five percent of the shares of Preferred Stock as of March 19, 1999. No executive officer or Director of Liberty Financial beneficially owns any shares of Preferred Stock as of such date. Except as noted in the footnotes to such table, based on information provided by such persons, each holder of Preferred Stock has sole voting and investment power with respect to the shares of Preferred Stock set forth below.


                                                                                Shares
                                                                                 Owned
Name                                                                         Beneficially     Percentage
----                                                                         ------------     ----------
Trustees of the Irrevocable Trust
 For Children dated September 24, 1985 (of C. Herbert Emilson)(1)........      146,515           45.1%
Harold W. Cogger(2)......................................................       62,755           19.3%
Charles F. Evans(3) .....................................................       57,069           17.6%

------------
(1) The trustees of such trust are John A. McNeice, Jr., Davey S. Scoon and Linda S. Dalby, who share voting and investment power and disclaim any beneficial ownership. The address of such trust is c/o Linda S. Dalby, Esq., 50 Rowes Wharf, Boston, Massachusetts 02110.

(2)  Mr. Cogger's address is 638 Bay Road, Hamilton, Massachusetts 01936.

(3)  Mr. Evans' address is 20 Circuit Road, Chestnut Hill, MA 02467.

     In connection with Liberty Financial's acquisition of The Colonial Group, Inc. ("Colonial") effective March 24, 1995, each person acquiring shares of Preferred Stock had the right to become a party to a stockholders agreement (the "Preferred Stockholders Agreement"). The Preferred Stockholders Agreement provides that a holder of Preferred Stock who is a party thereto may not transfer the Preferred Stock without the prior written consent of Liberty Financial prior to the fifth anniversary of the acquisition, except to certain permitted transferees. The Preferred Stockholders Agreement also provides that at any time during the first 60 days after the fifth anniversary of the acquisition (March 24, 2000), each party to the Preferred Stockholders Agreement may elect to sell to Liberty Mutual, and Liberty Mutual shall be obligated to purchase, all, but not less than all, of the Preferred Stock then owned by such party (the "Put Shares") at a price of $50.00 per Put Share (appropriately adjusted for any changes in capitalization affecting the Preferred Stock), plus accrued but unpaid dividends through the date of purchase. Liberty Mutual may designate Liberty Financial (without any further action or approval by Liberty Financial) or another person or entity as the purchaser of the Put Shares; provided, however, that no such designation shall relieve Liberty Mutual of its obligations to purchase the Put Shares if the designee fails to do so. The restrictions on transfer and the provisions requiring the purchase of the Put Shares do not apply to any shares of Common Stock acquired upon conversion of the Preferred Stock, and the Preferred Stockholders Agreement does not restrict such conversion. Holders of substantially all of the Preferred Stock are parties to the Preferred Stockholders Agreement.


            Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires Liberty Financial's executive officers and Directors, and any persons who own more than 10% of a class of Liberty Financial's equity securities registered under the Exchange Act

(currently only the Common Stock), to file reports of ownership and changes in ownership of securities with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers, Directors, and persons who own more than 10% of the Common Stock are required by SEC regulations to furnish Liberty Financial with copies of all Section 16(a) reports they file. To Liberty Financial's knowledge, Liberty Mutual currently is the only stockholder which owns beneficially more than 10% of the Common Stock.

     Based solely on a review of the copies of such reports received by it or written representations from certain reporting persons that no other reports were required, Liberty Financial believes that, except as noted below, each of its executive officers, Directors and 10% stockholders made all Section 16(a) filings required during 1998. Messrs. Cook and Benning each filed one late report with respect to a single transaction. Mr. May, who became a Director of the Company in February, 1998, filed his Form 3 late.

                      COMPENSATION OF EXECUTIVE OFFICERS

                 Executive Compensation Tables and Information

     The tables that appear below, along with the accompanying text and footnotes, provide information on compensation and benefits for the named executive officers, in accordance with applicable SEC requirements. None of the named executive officers received perquisites during 1998 exceeding the lesser of $50,000 or 10% of such officer's total salary and bonus for such year.

     Summary Compensation Table. The following table sets forth compensation information for the past three fiscal years for each of Liberty Financial's chief executive officer and the other four most highly compensated executive officers for fiscal 1998:

                           Summary Compensation Table

                                                                               Long-Term
                                           Annual Compensation               Compensation(1)
                                       ---------------------------   -----------------------------
                                                                                Awards
                                                                     -----------------------------
                                                                       Restricted      Securities
Name and Principal                         Base                          Stock         Underlying        All Other
Position during 1998           Year     Salary ($)    Bonus ($)(2)   Awards ($)(3)     Options (#)   Compensation ($)(4)
---------------------------   ------   ------------   ------------   -------------   -------------   -------------------
Kenneth R. Leibler            1998       750,000       1,000,000        464,844          50,000             52,288
 President and Chief          1997       740,000       1,100,000        384,750          60,000             46,379
 Executive Officer            1996       705,000         750,000             --          90,000             48,475

C. Allen Merritt, Jr.         1998       460,000         475,000        223,125          30,000             23,580
 Chief Operating Officer      1997       425,000         350,000        213,750          23,251             20,005
                              1996       293,000         200,000             --          27,000             17,175

Stephen E. Gibson(5)          1998       420,000         550,000        185,938          17,500            226,270
 President and Chief          1997       400,000         407,200        192,375          23,251             51,333
 Executive Officer            1996       192,562         200,000             --          37,500            100,000
 of The Colonial Group

John A. Benning               1998       325,000         175,000             --           8,000             29,698
 Senior Vice President        1997       318,000         196,715         85,500           9,751             19,730
 and General Counsel          1996       318,000         171,720             --          22,500             21,947

Lindsay Cook                  1998       254,000         200,000        148,750          15,000             14,175
 Executive Vice President     1997       244,000         150,000        128,250          15,751             13,589
                              1996       233,000         120,000             --          27,000             14,400

------------
(1) Other than stock options, restricted stock and other stock based incentives which may be granted under the Company's Amended and Restated 1995 Stock Incentive Plan (the "1995 Stock Incentive Plan"), the Company does not have a long-term compensation program for its executive officers that includes long-term incentive payouts.

(2) Bonus payments are reported with respect to the year in which the bonus was earned.

(3) Calculated by multiplying the closing price of the Company's Common Stock on the New York Stock Exchange on the date of grant ($37.1875 in 1998; $28.50 in 1997) by the number of shares awarded. The number of shares and value of restricted stock held by the named executive officers as of December 31, 1998 (based on the New York Stock Exchange closing price of $27.00 for the Company's Common Stock at fiscal year end) is as follows:
     Mr. Leibler: 26,000 shares, $702,000; Mr. Merritt: 13,500 shares, $364,500;
     Mr. Gibson: 11,750 shares, $317,250; Mr. Cook: 8,500 shares, $229,500; and
     Mr. Benning: 3,000 shares, $81,000. The restricted stock granted in 1997 (Mr. Leibler 13,500 shares; Mr. Merritt 7,500 shares; Mr. Gibson 6,750 shares; Mr. Cook 4,500 shares; and Mr. Benning 3,000 shares) will vest on May 14, 2003 or any time after May 13, 1999 if for a 10 consecutive trading day period the closing price of Liberty Financial's Common Stock exceeds $41.73. The restricted stock granted in 1998 (Mr. Leibler 12,500 shares; Mr. Merritt 6,000 shares; Mr. Gibson 5,000 shares; and Mr. Cook 4,000 shares) will vest on May 12, 2004 or any time after May 11, 2000 if for a 10 consecutive trading day period the closing price of Liberty Financial common stock exceeds $54.45. Holders of restricted stock are entitled to vote their restricted shares and retain all dividends which may be paid with respect to such shares. In general, in the event of termination of employment, restricted shares are forfeited by the holders and revert to the Company. The closing price of the Company's Common Stock on the New York Stock Exchange on March 19, 1999 was $22.3125.

(4) Consists of the following amounts for 1998: (a) insurance premiums paid by Liberty Financial with respect to term life insurance for the benefit of the named executive officers, individually as follows: Mr. Leibler, $2,500; Mr. Benning, $3,632; and Mr. Cook, $826; (b) contributions under defined contribution plans for the benefit of the named executive officers, individually as follows: Mr. Leibler, $49,788; Mr. Benning, $26,066; Mr. Merritt, $23,580; Mr. Gibson, $22,400; and Mr. Cook, $13,349; (c) for Mr.
     Gibson, an excess profit sharing plan award in the amount of $36,400; and
     (d) for Mr. Gibson, an additional amount of $167,471 pursuant to an agreement between Mr. Gibson and Liberty Financial relating to the settlement of a dispute with Mr. Gibson's previous employer.

(5)  Mr. Gibson's employment at The Colonial Group commenced July 8, 1996.

     Option Grant Table. The following table sets forth certain information regarding options to purchase Common Stock granted under the 1995 Stock Incentive Plan during 1998 by Liberty Financial to the executive officers named in the summary compensation table.


                       Option Grants in Last Fiscal Year

-----------------------------------------------------------------------------------------------------------------------
                                           Percent of                                          Potential Realizable
                            Number of         Total                                              Value at Assumed
                            Securities       Options                                           Annual Rates of Stock
                            Underlying     Granted to      Exercise                            Price Appreciation for
                             Options        Employees     Price Per                             Option Term(2)($)
          Name             Granted (#)       in 1998      Share ($)     Expiration Date(1)       5%           10%
-----------------------------------------------------------------------------------------------------------------------
Kenneth R. Leibler            50,000           8.01%        $ 37.19         05/11/08        1,169,430       2,963,565
-----------------------------------------------------------------------------------------------------------------------
C. Allen Merritt, Jr.         30,000           4.81%        $ 37.19         05/11/08          701,658       1,778,139
-----------------------------------------------------------------------------------------------------------------------
Stephen E. Gibson             17,500           2.80%        $ 37.19         05/11/08          409,300       1,037,248
-----------------------------------------------------------------------------------------------------------------------
John A. Benning                8,000           1.28%        $ 37.19         05/11/08          187,109         474,170
-----------------------------------------------------------------------------------------------------------------------
Lindsay Cook                  15,000           2.40%        $ 37.19         05/11/08          350,829         889,070
-----------------------------------------------------------------------------------------------------------------------

------------
(1) Each option becomes exercisable in four equal annual installments, commencing on May 12, 1999 and vests in full upon the death, disability or retirement (after age 60) of the optionee. No stock appreciation rights were granted to any named executive officer in 1998.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if such options are not exercised until the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% in accordance with applicable regulations of the SEC, compounded annually from the dates the options were granted until their expiration dates. These values are not intended to forecast possible future appreciation in the Common Stock. This table does not take into account changes in the price of the Common Stock after the date of grant.

     Option Exercises and Year-End Option Table. The following table sets forth certain information regarding the stock options exercised during 1998 and stock options held as of December 31, 1998 by the executive officers named in the summary compensation table.

      Aggregate Option Exercises in Last Fiscal Year and Aggregate Option
                           Values at Fiscal Year-End

---------------------------------------------------------------------------------------------------------------------------
                                                                Number of Securities            Value of Unexercised
                                                               Underlying Unexercised         In-the-Money Options at
                                                               Options at Year-End (#)             Year-End ($)(1)
---------------------------------------------------------------------------------------------------------------------------
                              Shares
                           Acquired on         Value
          Name             Exercise (#)    Realized ($)     Exercisable     Unexercisable    Exercisable   Unexercisable
---------------------------------------------------------------------------------------------------------------------------
 Kenneth R. Leibler           95,610         2,743,805        377,308          154,250        4,904,257       365,078
---------------------------------------------------------------------------------------------------------------------------
 C. Allen Merritt, Jr.        10,000           229,231        104,203           65,064        1,531,369       108,049
---------------------------------------------------------------------------------------------------------------------------
 Stephen E. Gibson                 0                 0         24,563           53,689           87,563        87,563
---------------------------------------------------------------------------------------------------------------------------
 John A. Benning              66,185         1,408,135         69,826           30,688        1,139,164        96,799
---------------------------------------------------------------------------------------------------------------------------
 Lindsay Cook                  6,200           177,799         75,464           44,438        1,108,717       108,049
---------------------------------------------------------------------------------------------------------------------------

------------
(1) The value of unexercised in-the-money options is calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange at the end of 1998 ($27.00) and the option exercise price for those shares. These values have not been realized. The closing price of the Company's Common Stock on the New York Stock Exchange on March 19, 1999 was $22.3125.


    Certain Additional Information Regarding Executive Officer Compensation

     Defined Benefit Retirement Programs

     Each of the executive officers of Liberty Financial named in the above summary compensation table, other than Mr. Gibson, participates in Liberty Financial's Pension Plan and Supplemental Pension Plan (collectively, the "Pension Plans"). In addition, Mr. Benning has a contractual arrangement with Liberty Financial under which his benefits under the Pension Plans shall be calculated using October 1, 1973 as his date of hire for determining years of credited service, subject to certain adjustments. Mr. Gibson does not participate in a defined benefit or actuarial plan sponsored by the Company.

     The following table shows the estimated annual benefits payable under the Pension Plans upon retirement for the specified compensation and years of service classifications, assuming retirement at age 65 in 1999.

                 Estimated Annual Retirement Benefits at Age 65
     Under Liberty Financial's Pension Plan and Supplemental Pension Plan

                                                   Years of Credited Service
                                   ----------------------------------------------------------
 Five-Year Average Compensation        15          20          25          30          35
--------------------------------   ---------   ---------   ---------   ---------   ----------
$  200,000                         $51,773     $69,030     $86,288     $92,954      $99,621
   400,000                         105,773     141,030     176,288     189,621      202,954
   600,000                         159,773     213,030     266,288     286,288      306,288
   800,000                         213,773     285,030     356,288     382,954      409,621
 1,000,000                         267,773     357,030     446,288     479,621      512,954
 1,200,000                         321,773     429,030     536,288     576,288      616,288
 1,400,000                         375,773     501,030     626,288     672,954      719,621

     Benefits under the Pension Plans are based on an employee's average pay for the five highest consecutive years during the last ten years of employment, the employee's estimated social security retirement benefit and years of credited service with Liberty Financial and its subsidiaries. For purposes of determining benefits payable upon retirement under the Pension Plans and such additional contractual arrangements, compensation includes base salary and annual bonus. The current five year average compensation covered by the Pension Plans for each participating executive officer of Liberty Financial named in the above summary compensation table is as follows: Mr. Leibler, $1,304,100; Mr. Merritt, $528,600; Mr. Benning, $471,023; and Mr. Cook, $334,900. Benefits are payable in the form of a single-life annuity providing for monthly payments. Actuarially equivalent methods of payment may be elected by the recipient. As of the date hereof, the participating executive officers of Liberty Financial named in the above summary compensation table had the following full credited years of service under the Pension Plans: Mr. Leibler, 8 years; Mr. Merritt, 11 years; Mr. Benning, 25 years; and Mr. Cook, 15 years.

     Change of Control Provisions of 1990 Stock Option Plan

     Liberty Financial's 1990 Stock Option Plan, as amended (the "1990 Plan"), provided for the grant of options to officers and other key employees of Liberty Financial for the purchase of shares of Common Stock. As of March 19, 1999, options to purchase an aggregate of 833,282 shares of Common Stock were issued and outstanding under the 1990 Plan, all of which were vested, including options to purchase 274,558 shares held by Mr. Leibler, 65,515 shares held by Mr. Merritt, 47,055 shares held by Mr. Benning, and 31,650 shares held by Mr. Cook. No additional options will be granted under the 1990 Plan. Upon a change of control of Liberty Financial (defined as the transfer of 50% or more of the equity ownership of Liberty Financial other than solely pursuant to a public offering in which securities are issued for cash), the Compensation Committee may, in its discretion, elect to cancel all outstanding options under the 1990 Plan by paying the holders thereof an amount equal to the difference between the fair market value of the Common Stock and the exercise price of such options.

          Compensation Committee Interlocks and Insider Participation

     Michael J. Babcock, Gary L. Countryman, Paul J. Darling, II, John P. Hamill, Edmund F. Kelly (effective May 11, 1998) and Ray B. Mundt served as members of Liberty Financial's Compensation Committee during 1998. The membership of Liberty Financial's Compensation Committee is identical to the membership of the Compensation Committee of the Board of Directors of Liberty Mutual. Mr. Countryman is Chairman of Liberty Mutual and Liberty Financial. Mr. Kelly is President and Chief Executive Officer of Liberty Mutual. Neither Mr. Countryman nor Mr. Kelly receive any compensation from Liberty Financial.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Stockholder Return Comparison shall not be deemed to be incorporated by reference into any such filings, nor shall such sections of this Proxy Statement be deemed to be incorporated into any future filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

                         Compensation Committee Report
                                      on
                            Executive Compensation

     This report has been prepared by the Compensation Committee of the Board of Directors (the "Committee").

     The Committee administers the executive compensation program of Liberty Financial and its subsidiaries. The Committee is comprised of the six directors listed at the end of this report, none of whom is an employee of Liberty Financial or any of its subsidiaries. Each member of the Committee (other than Gary L. Countryman and Edmund F. Kelly) qualifies as a non-employee director for the purpose of Rule 16b-3 under the Exchange Act.

     The Committee approves all components of the compensation of the senior executives of Liberty Financial and its subsidiaries. This report describes Liberty Financial's compensation program for executive officers and the bases on which the Committee determined 1998 compensation for executive officers, including the President and Chief Executive Officer ("CEO"), Kenneth R. Leibler, and the other executive officers named in the compensation tables appearing elsewhere in this Proxy Statement.

     Compensation Philosophy and Overview

     The primary objectives of Liberty Financial's executive officer compensation program are:

   o To provide balanced and competitive total compensation that enables Liberty Financial and its subsidiaries to attract, motivate and retain highly qualified executives.

   o To create incentives for enhancing Liberty Financial's profitability, and for attaining its other strategic goals, through performance-based devices that reward executive officers for achieving corporate and business unit goals and individual management goals.

   o To align the financial interests of executive officers with those of stockholders, and to promote Liberty Financial's strategy of integrating the activities of its various business units, through the use of performance-based devices tied to corporate-wide goals, as well as stock-based compensation.

     Generally, Liberty Financial aims for executive compensation to be at the middle range of the market for comparable positions at similar companies for performance which meets corporate and business unit goals and individual performance goals; above such market range for performance above such goals; and below such market range for performance which does not meet such goals. Liberty Financial regularly uses the services of an independent consulting firm specializing in executive compensation of financial services companies. This firm helps Liberty Financial determine market levels of compensation for comparable positions in companies of relevant size and business profile ("peer companies"). The peer companies used in these surveys generally include companies in the investment management and annuity businesses. The Committee considers these survey results in determining executive compensation. Because the Company competes for executive talent with a broad range of companies, the peer companies used for compensation planning purposes are not limited to the peer group of companies used in the Stock Performance Graph below.

     The primary elements of Liberty Financial's executive officer compensation program are base salary, annual cash bonuses (which vary from year-to-year depending upon performance measured against corporate and business unit goals and individual performance goals), and long-term incentives in the form of stock-based compensation.

     Base Salary

     The purpose of base salary is to attract and retain key executives by providing a base level of income that recognizes the market value of the position. Liberty Financial targets base salary for executive officers in the middle range of the relevant market, with adjustments as appropriate to reflect the individual's performance and experience, Company guidelines for salary increases and the subjective judgement of the Committee. The Committee reviews base salaries for executive officers annually. The Committee typically approves merit increases based on performance or unique individual circumstances.

     Annual Bonus

     Executive officers are eligible for annual cash bonuses. Liberty Financial bases annual bonus awards on achievement of a combination of corporate and business unit goals derived from business plans presented to the Board of Directors, as well as individual performance goals. Each executive officer has a target bonus expressed as a percentage of base salary. In determining whether an executive officer has earned the target bonus, the Committee typically gives greater weight to the corporate and business unit goals than to the individual performance goals. Liberty Financial generally defines the corporate and business unit goals in terms of objectively quantifiable measurements, which primarily include pre-tax income from operations and investment product sales. Liberty Financial establishes these goals on a corporate-wide basis for the CEO and the other holding company executive officers. The Company establishes goals for executive officers of separate business units with respect to both the performance of their separate units and the corporate-wide goals (giving greater weight to the former). Corporate and business unit performance must exceed a threshold level in order for any portion of this component of the target bonus to be earned by the executive. This component increases to a specified cap if corporate and business unit performance exceeds the target levels. Similarly, the individual performance component also is subject to thresholds and limits.

     Stock-Based Compensation

     Liberty Financial's Amended and Restated 1995 Stock Incentive Plan (the "1995 Incentive Plan") provides stock-based compensation which allows senior executives and other key employees to participate in the future growth of Liberty Financial, thereby aligning their interests with those of stockholders. Stock-based compensation also promotes Liberty Financial's strategy of integrating the activities of its various business units, since the future value of its stock will reflect its consolidated results, rather than the performance of any particular business unit or units.

     Prior to 1997, awards under the 1995 Incentive Plan consisted solely of stock options. The exercise price of each option granted is set at fair market value on the date of grant. Each option has a life of 10 years and becomes exercisable in four equal annual installments beginning on the first anniversary of the grant date. In 1997, the Committee also began granting a portion of awards to a select group of senior executives in the form of shares of restricted stock. Such restricted stock awards have vesting provisions based on continued service (six years from grant date), with earlier vesting possible after two years based upon attainment of a specified price level of Liberty Financial's Common Stock. The Committee granted both stock options and restricted stock awards in 1998, and anticipates granting similar option and restricted stock awards in 1999. In granting awards, the Committee takes into account the executive's level of responsibility, past contributions and anticipated ability to contribute to Liberty Financial's future performance. The Committee also considers long-term incentive practices of peer companies. Beginning in 1997, all stock incentive awards to persons who are subject to the provisions of Section 16 of the Exchange Act are granted by a subcommittee consisting of each member of the Committee other than Mr. Countryman and Mr. Kelly, who for purposes of Rule 16b-3 under the Exchange Act are not considered to be disinterested directors of Liberty Financial.

   1998 CEO Compensation

     The Committee established Mr. Leibler's base salary for 1998 at $750,000. In February, 1999 the Committee awarded Mr. Leibler a bonus of $1,000,000 for 1998 performance. In May, 1998, the Committee granted Mr. Leibler 50,000 stock options and 12,500 shares of restricted stock. In determining Mr. Leibler's 1998 base salary, bonus and stock incentives, the Committee considered the Company's financial performance in relation to corporate-wide targets for both 1997 and 1998, as appropriate. The Committee also considered Mr. Leibler's overall leadership and decision-making impact on the achievement of Liberty Financial's business plan objectives in both 1997 and 1998. With respect to base salary, the Committee also considered market benchmarks for base salaries of chief executive officers at peer companies. With respect to the stock grants, the Committee also sought to create a significant financial incentive to continue the strategy of enhancing relationships among the subsidiaries' existing operations, with a view towards increasing product sales, generating additional expense savings, and thereby increasing Liberty Financial's profitability and shareholder value.

     Deductibility of Executive Compensation under the Internal Revenue Code

     Under Section 162(m) of the Internal Revenue Code (the "Code"), a publicly held corporation cannot deduct in any taxable year compensation in excess of $1 million paid to each of its CEO and its four other most highly compensated executive officers. The deduction limitation of Section 162(m) does not apply to certain performance-based compensation arrangements. In the case of Liberty Financial, annual cash bonuses and restricted stock awards can result in the
Section 162(m) deduction limitation becoming applicable.

     The Code and Internal Revenue Service regulations under Section 162(m) provide that, with respect to annual cash bonuses, in order to assure deductibility of any bonus compensation that may bring total compensation over the $1 million limit, a rigid "formula type" bonus approach must be used with only limited Committee discretion permitted. The Committee believes that judgment and discretion are critical to effective performance assessment as well as related bonus determinations. The Committee therefore has decided not to adopt such a rigid formula-type bonus plan at this time. Thus, any payments to those five executive officers in excess of the limit resulting from such cash bonuses are not deductible for tax purposes. Liberty Financial's stock-based compensation programs generally have been designed so that compensation in respect of outstanding stock options will not be subject to the limitation on deductibility under Section 162(m). However, because Liberty Financial's existing restricted stock awards vest after six years of continued employment regardless of other performance-based criteria, Liberty Financial will be unable to deduct an amount equal to taxable income to the officer at vesting (equal to the then market value of the shares) to the extent the $1 million cap is exceeded. The Committee believes that such guaranteed time-lapse vesting is an extremely valuable tool in retaining the select group of executives eligible for restricted stock grants. The Committee has concluded that the near-term impact of these provisions on Liberty Financial's results of operations will not be material. The Committee will continue to monitor the impact of Section 162(m) on an ongoing basis in order to balance the benefits of favorable tax treatment for Liberty Financial with a need to apply prudent judgement in carrying out the Committee's compensation philosophy with respect to the Company's executive officers.

   Members of the Compensation Committee

   The members of the Committee submitting this report are:

                              Michael J. Babcock
                              Gary L. Countryman
                              Paul J. Darling, II
                                John P. Hamill
                                Edmund F. Kelly
                            Ray B. Mundt (Chairman)

                         Stockholder Return Comparison

     The graph below and the accompanying table compare the total return on Liberty Financial's Common Stock since it became a publicly-traded corporation on March 27, 1995 to the S&P 500 Index (Standard & Poor's Corporation 500 Composite Stock Price Index) and the Dow Jones Life Insurance Group Index, assuming an original investment on March 27, 1995 of $100. Total return values for these indices were calculated based on cumulative total return values, assuming reinvestment of dividends. The graph lines merely connect year-end dates and do not reflect fluctuations between those dates. The comparisons provided in this graph are not intended to be indicative of possible future performance of the Company's Common Stock.

                         [Line representation of graph]

---------------------------------------------------------------------------------------------------------
                                           3/27/95     12/31/95     12/31/96     12/31/97     12/31/97
---------------------------------------------------------------------------------------------------------
LIBERTY FINANCIAL COMPANIES, INC.          $100.00      $109.80      $143.80      $211.90      $153.50
---------------------------------------------------------------------------------------------------------
S&P 500 INDEX                              $100.00      $125.40      $154.20      $205.60      $264.30
---------------------------------------------------------------------------------------------------------
DOW JONES LIFE INSURANCE GROUP INDEX       $100.00      $117.80      $156.40      $232.60      $309.20
---------------------------------------------------------------------------------------------------------

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                     Matters Pertaining to Liberty Mutual

     General

     Prior to the acquisition of Colonial in March, 1995, Liberty Financial was an indirect wholly-owned subsidiary of Liberty Mutual. As of the Record Date, Liberty Mutual owned beneficially approximately 71.8% of the outstanding shares of Common Stock and approximately 71.0% of the combined voting power of the outstanding Common Stock and Preferred Stock.

     Liberty Mutual is a Massachusetts-chartered property and casualty mutual insurance company with more than $48.0 billion in assets and $7.0 billion in surplus at December 31, 1998. The principal business activities of Liberty Mutual's subsidiaries and affiliates (other than Liberty Financial) are property-casualty insurance, insurance services and life insurance (including group life and health insurance products) marketed through its own sales force.

     Although at present 16 of Liberty Financial's 18 directors are also directors of Liberty Mutual, Liberty Financial's operations are separate from, and generally have been conducted independently of, Liberty Mutual and its other business activities. Liberty Financial and its operating subsidiaries have their own personnel responsible for operations, strategic planning, marketing, finance, administration, human resources, accounting, legal and other management functions.

     Reimbursement of Certain Direct Costs and Intercompany Agreement

     Liberty Mutual from time to time has provided management, legal, internal audit and treasury services to Liberty Financial, as well as to other Liberty Mutual subsidiaries which services are of the type normally performed by a parent company's corporate staff. In connection with the Colonial acquisition, Liberty Financial and Liberty Mutual entered into an Intercompany Agreement (the "Intercompany Agreement") governing ongoing services provided by Liberty Mutual to Liberty Financial. Under the Intercompany Agreement, such services are provided only as requested by Liberty Financial and may include legal, tax, treasury and certain other services. Liberty Financial pays Liberty Mutual a fee based upon Liberty Mutual's direct costs allocable to the services provided, and reimburses Liberty Mutual for all associated out of pocket fees and expenses incurred by it. The agreement provides for estimated quarterly payments and subsequent adjustments thereto based upon actual experience. For 1998, Liberty Financial paid Liberty Mutual $0.6 million for services under the Intercompany Agreement.

     The Intercompany Agreement also provides that, during any period in which Liberty Mutual owns at least 20% of the voting power of the outstanding capital stock of Liberty Financial, Liberty Financial will provide Liberty Mutual with certain financial and other information. During any period in which Liberty Mutual owns at least 50% of the voting power of the outstanding capital stock of Liberty Financial or in which Liberty Mutual is required or elects to consolidate Liberty Financial's financial results in its own financial statements, Liberty Financial must obtain Liberty Mutual's prior written consent to any significant changes in accounting principles of Liberty Financial.

     In addition, the Intercompany Agreement provides that Liberty Financial will indemnify Liberty Mutual, its subsidiaries (other than Liberty Financial and its subsidiaries), and each of their respective officers, directors, employees, and agents against losses from third-party claims based on, arising out of or resulting from (i) the activities of Liberty Financial or its subsidiaries (including without limitation liabilities under the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and other securities laws) and (ii) any other acts or omissions arising out of performance of the Intercompany Agreement.

     Tax Sharing Agreement

     With respect to the period from January 1, 1990 through July 17, 1997 (the "Deconsolidation Date"), Liberty Financial and its subsidiaries (except for Keyport Life Insurance Company ["Keyport"] and its subsidiaries, each of which filed a separate federal income tax return through 1993) were included in the consolidated federal income tax return filed by Liberty Mutual. Prior to 1994, Keyport and its subsidiaries were not eligible for inclusion in Liberty Mutual's consolidated federal income tax return.

     Liberty Financial and Liberty Mutual are parties to a written Tax Sharing Agreement (the "Tax Sharing Agreement"). The Tax Sharing Agreement provides for the allocation between Liberty Financial and Liberty Mutual of the liability for federal income taxes and foreign, state, and local income, franchise, and excise taxes, and details the methodology and procedures for determining the payments or reimbursements to be made by or to Liberty Financial with respect to such taxes. The Tax Sharing Agreement applies primarily to taxable years or periods beginning on or after January 1, 1990 and ending before or on the Deconsolidation Date.

     Liberty Mutual's ownership of the outstanding capital stock of the Company fell below 80% effective on the Deconsolidation Date. As a result, Liberty Financial and its subsidiaries are no longer included in the consolidated federal and certain other income tax returns filed by Liberty Mutual, and the Tax Sharing Agreement generally will no longer be in effect, for periods beginning after the Deconsolidation Date, except for certain provisions that may affect carryovers and carrybacks of net operating losses or other tax attributes and subsequent examination adjustments by taxing authorities (as described below). Liberty Mutual's 1997 consolidated federal income tax return included Liberty Financial and its subsidiaries through the Deconsolidation Date. Subsequently, the Company and its subsidiaries (other than Keyport and Keyport's subsidiaries) will file a consolidated federal income tax return. For the remainder of 1997 through July 17, 2002, Keyport and its subsidiaries will file separately from the Company, after which period Keyport and its current subsidiaries will be eligible to be included in the Company's consolidated federal income tax return.

     The Tax Sharing Agreement generally provides with respect to periods prior to deconsolidation, among other things, that Liberty Financial will pay to Liberty Mutual an amount for federal income tax purposes determined as if Liberty Financial filed a separate consolidated federal income tax return for Liberty Financial and its subsidiaries (i.e., as if Liberty Financial were the common parent of an affiliated group including its subsidiaries but not including Liberty Mutual and its other subsidiaries [in each case excluding Keyport and its subsidiaries for periods prior to 1994]), regardless of the amount of federal income tax shown on the actual consolidated federal income tax return filed by Liberty Mutual on behalf of its entire affiliated group (including Liberty Financial and its subsidiaries). The determination of the amounts paid by Liberty Financial pursuant to the Tax Sharing Agreement generally takes into account carryovers and carrybacks of net operating losses and other attributes, again as if Liberty Financial and its subsidiaries (other than Keyport and its subsidiaries for periods prior to 1994) independently filed a consolidated federal income tax return for such periods.

     The Tax Sharing Agreement also provides for procedures with respect to adjustments to tax payments or reimbursements resulting from audits or other proceedings with respect to taxable years for which Liberty Financial and/or its subsidiaries have been included with Liberty Mutual and/or its other subsidiaries in any consolidated federal income tax return or any combined, joint, consolidated, or similar foreign, state, or local income, franchise, or excise tax return. In addition, while the Tax Sharing Agreement generally applies to taxable years in which Liberty Financial has been included in a consolidated federal income tax return filed by Liberty Mutual, it also contains provisions that may affect carryovers or carrybacks of net operating losses or other tax attributes from or to taxable years prior or subsequent to such consolidation.

     For 1998, Liberty Financial paid Liberty Mutual $9.8 million pursuant to the Tax Sharing Agreement.

     As the common parent of an affiliated group filing a consolidated federal income tax return and under the terms of the Tax Sharing Agreement, Liberty Mutual has various rights. Among other things, for periods prior to deconsolidation, Liberty Mutual is the sole and exclusive agent for Liberty Financial in any and all matters relating to the U.S. income tax liability of Liberty Financial. Liberty Mutual has sole and exclusive responsibility for the preparation and filing of the U.S. consolidated federal income tax return for such affiliated group, and Liberty Mutual has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate, or compromise any claim for refund on behalf of Liberty Financial.

     Registration Rights Agreement

     In connection with the Colonial acquisition, Liberty Financial and Liberty Mutual entered into a Registration Rights Agreement (the "Registration Rights Agreement") which, among other things, provides that Liberty Financial will, upon Liberty Mutual's request, register under the Securities Act any of the shares of Common Stock currently held indirectly or hereafter acquired directly or indirectly by Liberty Mutual for sale in accordance with Liberty Mutual's intended method of disposition thereof, and will take such other actions necessary to permit the sale thereof in other jurisdictions. Liberty Mutual has the right to request up to three such registrations per year, subject to certain minimum share requirements. Liberty Mutual has agreed to pay the costs and expenses in connection with each such registration of its shares. Liberty Financial has the right (exercisable not more than once in any 12-month period) to require Liberty Mutual to delay any exercise by Liberty Mutual of such rights to require registration and other actions under the agreement for a period of up to 120 days if Liberty Financial determines, and the underwriters concur, that any other offerings by Liberty Financial then being conducted or about to be conducted would be adversely affected, or if Liberty Financial determines that it would be required to disclose publicly material business information which would cause a material disruption of a major corporate development then pending or in progress or that such registration would have other material adverse consequences.

     Liberty Mutual also has the right, which it may exercise at any time and from time to time in the future, to include the shares of Common Stock held directly or indirectly by it in certain other registrations of common equity securities of Liberty Financial initiated by Liberty Financial on its own behalf. Liberty Mutual has agreed to pay its pro rata share of all costs and expenses in connection with each such registration.

     Each of Liberty Financial and Liberty Mutual will indemnify the other, and the officers, directors and controlling persons of the other, against certain liabilities arising in respect of any registration or other offering under the Registration Rights Agreement.

     Certain Other Transactions Involving Liberty Mutual

     Immediately prior to the Colonial acquisition, Liberty Mutual and two of its affiliates loaned an aggregate of $100.0 million (collectively, the "Colonial Acquisition Loan") to Liberty Financial, the proceeds of which were used to fund the cash portion of the purchase price in the acquisition. The Colonial Acquisition Loan was evidenced by notes in the aggregate principal amount of $100.0 million bearing interest at up to 8.5% per annum, payable semiannually. The Colonial Acquisition Loan was subject to a prepayment penalty in the form of a "make whole" provision. Under the "make whole" provision, the prepayment penalty would be an amount equal to the present value, as of the prepayment date, of the loss of investment income resulting from the interest rate differential on the principal amount prepaid between 8.5% and the yield to maturity, as of such date, on U.S. Government Securities maturing on the due date of the Colonial Acquisition Loan notes. When this loan was prepaid in December, 1998, the amount of the "make whole" payment by the Company to Liberty Mutual was $15.0 million.

     In January, 1995, a wholly-owned subsidiary of Liberty Financial borrowed $30.0 million from an affiliate of Liberty Mutual. This loan bore interest, payable semi-annually, at 8.0% per annum, and could be prepaid without penalty or premium at any time. This loan was paid in November, 1998.

     In December, 1993, an affiliate of Liberty Mutual made a loan in the principal amount of $75.0 million to Liberty Financial. In connection with the financing for Liberty Financial's acquisition in April, 1995 of Newport Pacific Management, Inc. ("Newport Pacific"), an affiliate of Liberty Mutual loaned approximately $24.0 million to Liberty Financial. At that time, both of these loans were combined into a single note in the principal amount of $99.0 million which bore interest at 8.0% per annum. This note could be prepaid, without penalty or premium, at any time. This note was paid in November, 1998.

     Colonial is a party to a revolving credit agreement with BankBoston, N.A. and certain other lenders pursuant to which the lenders have agreed to lend up to $60.0 million to Colonial. The proceeds of the loans made under this credit agreement are used to finance the sale of shares of the mutual funds sponsored by Colonial which are sold with 12b-1 distribution fees and contingent deferred sales charges. Liberty Mutual has guaranteed such loans. As consideration for this guarantee, Liberty Mutual receives a fee from Colonial equal to the sum of
(i) a percentage of any interest rate and other savings which Colonial receives as a result of the guarantee, determined by subtracting the percentage equal to Liberty Mutual's direct or indirect equity interest from time to time in Liberty Financial, calculated on a fully diluted basis, from 100%, and (ii) 0.15% of the average outstanding borrowings under the credit agreement. The aggregate guarantee fee accrued in 1998 by Colonial for payment to Liberty Mutual was $81,000.

     Keyport has a sales arrangement with Liberty Life Assurance Company of Boston ("Liberty Life"), a subsidiary of Liberty Mutual which is licensed to sell variable annuity contracts in the State of New York. Liberty Life issues variable annuity contracts in New York with substantially the same policy terms and underlying investment options as Keyport's variable annuity products, the premiums for which are deposited in a separate account of Liberty Life. Keyport provides administrative services to Liberty Life with respect to such annuities. All contractual obligations in respect of such annuities are those of Liberty Life rather than of Keyport. Liberty Life charges the fees payable under the annuities, pays Keyport a fee designed to cover Keyport's expenses in administering these annuities, and retains the balance. During 1998 Liberty Life paid Keyport fees of approximately $88,000 under these arrangements.

     The Company provides certain investment management services to Liberty Mutual. Liberty Mutual paid the Company $0.6 million for these services in 1998. In addition, Liberty Financial provides investment advisory services to oil and gas investment subsidiaries of Liberty Mutual. These subsidiaries reimburse Liberty Financial for all direct out-of-pocket costs for these services. These cost reimbursements totaled $0.4 million in 1998.

     As of December 31, 1998, Liberty Mutual and Liberty Fire owned approximately 6.8% and 0.8%, respectively, of the outstanding shares of beneficial interest of Liberty All-Star Equity Fund, a closed-end fund listed on the New York Stock Exchange. All of such shares were purchased in open market transactions. Liberty Asset Management Company, a Liberty Financial subsidiary, is the investment adviser to the fund.

     During 1998, Keyport held mortgage notes in the original principal amount of $100.0 million on properties owned by certain indirect subsidiaries of Liberty Mutual. The notes were purchased for a price equal to their face value. Liberty Mutual had agreed to provide credit support to the obligors under these notes with respect to certain payments of principal and interest thereon. As of December 31, 1998, the principal amount outstanding was $39.5 million. These mortgage notes were paid in January, 1999.

     An indirect wholly-owned subsidiary of the Company is a defendant in pending litigation in Massachusetts state court. Liberty Mutual and a former subsidiary of the Company transferred to Liberty Mutual in 1990 are also defendants in the suit. The plaintiffs allege various claims relating to a real estate limited partnership for which the Company's indirect subsidiary acted as a dealer manager in connection with a public offering of limited partnership interests in 1987. Based upon all of the facts presently under consideration by management, the Company believes that any likely outcome of the action will not have a material adverse effect on the Company's financial condition or results of operation. Although the Company believes that its interests and those of Liberty Mutual are not adverse in the proceeding, Liberty Mutual and the Company are represented by separate counsel in this litigation. Liberty Mutual has paid the fees of the Company's counsel in the proceeding (an aggregate of approximately $225,000 to date).

     The existing and proposed agreements between Liberty Financial and Liberty Mutual may be modified in the future and additional transactions or agreements may be entered into between Liberty Financial and Liberty Mutual. Conflicts of interest could arise between Liberty Financial and Liberty Mutual with respect to any of the foregoing, or any future agreements or arrangements between them. Neither Liberty Mutual nor Liberty Financial has instituted, or has any current plans to institute, any formal plan or arrangement to address any possible conflicts of interest.


                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of Liberty Financial for the year ended December 31, 1998 have been audited and reported upon by Ernst & Young LLP ("E&Y"). Similarly, E&Y will serve as the independent auditors of Liberty Financial for 1999. Representatives of E&Y are expected to be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.


          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Stockholders who wish to submit proposals pursuant to Rule 14a-8 under the Exchange Act at the 2000 Annual Meeting of Stockholders will be required to deliver the proposals to Liberty Financial on or prior to December 7, 1999. For proposals that stockholders intend to present at the 2000 Annual Meeting of Stockholders outside the processes of Rule 14a-8 under the Exchange Act, unless the stockholder notifies the Clerk of the Company of such intent by February 20, 2000, any proxy that management solicits for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on any such proposal properly presented at the Meeting. Liberty Financial's Restated By-Laws also contain certain provisions which impose additional requirements upon the submission by Stockholders of nominees for election to the Board of Directors and other Stockholder proposals. A copy of the Restated By-Laws, as amended, of Liberty Financial may be obtained without charge by a Stockholder upon written request addressed to the Clerk of Liberty Financial at the address set forth below.

     Please forward any such proposals or the required notices to the Clerk of Liberty Financial, John A. Benning, c/o Liberty Financial Companies, Inc., 600 Atlantic Avenue, Suite 2400, Boston, Massachusetts 02210-2214.

                           EXPENSES OF SOLICITATION

     Liberty Financial will bear the cost of preparing, assembling and mailing the Notice, Proxy Statement and form of proxy for the Meeting. Solicitation of proxies will be primarily through the use of the mails, but employees of Liberty Financial may solicit proxies by personal interview, by telephone or by other means of communication, without additional compensation. Liberty Financial will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing.

                                 OTHER MATTERS

     Liberty Financial has no knowledge of any matters to be presented for action by the Stockholders at the Meeting other than as set forth above. However, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment in the event that any additional matters should be presented.

                                 ANNUAL REPORT

     A copy of Liberty Financial's Annual Report to Stockholders for the year ended December 31, 1998, which includes financial statements, is being mailed to Stockholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material.

     Copies of Liberty Financial's Annual Report to Stockholders and of its Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1998 will be made available at the Meeting and also may be obtained without charge by any Stockholder upon written request addressed to Director of Investor Relations, Liberty Financial Companies, Inc., 600 Atlantic Avenue, Suite 2400, Boston, Massachusetts 02210-2214.


                                          By Order of the Board of Directors,


                                          John A. Benning
                                          Clerk
Dated: April 5, 1999

LFC93B                             DETACH HERE

                                     PROXY

                        LIBERTY FINANCIAL COMPANIES, INC.

              Proxy Solicited on behalf of the Board of Directors
                of the Company for Annual Meeting, May 10, 1999

     The undersigned hereby constitutes and appoints Kenneth R. Leibler, C. Allen Merritt, Jr., John A. Benning and Robert A. Licht, and each of them, his or her true lawful agents and proxies with full power of substitution in each, to represent the undersigned and vote all shares of Common Stock or Series A Convertible Preferred Stock of the undersigned at the Annual Meeting of Stockholders of LIBERTY FINANCIAL COMPANIES, INC. to be held in Room AV-1 on the third floor of the Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts on Monday, May 10, 1999, at 11:00 a.m. and at any adjournments thereof, on all matters coming before said meeting. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the related Notice of Annual Meeting of Stockholders and Proxy Statement and a copy of the Annual Report for the year ended December 31, 1998.

     You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

-------------                                                      -------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
    SIDE                                                               SIDE
-------------                                                      -------------

LFC93A                             DETACH HERE

    Please mark
    votes as in
[X] this example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE " FOR" ALL NOMINEES FOR DIRECTOR.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may come before the meeting. If no direction is made, this proxy will be voted FOR the election of all nominees for director.

1. Election of Directors.
   Nominees for terms expiring at 2002 Annual Meeting of Stockholders:
   William F. Connell, Paul J. Darling II, Thomas J. May and Dr. Kenneth L.
   Rose.

        FOR               WITHHELD
        ALL               FROM ALL
      NOMINEES [ ]    [ ] NOMINEES

[ ] _______________________________
    For all nominees except as noted above

                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT. [ ]

                              MARK HERE IF YOU PLAN TO ATTEND THE MEETING.   [ ]

                              Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:_______________ Date:________  Signature:_______________ Date:________